Exhibit 99.B(14)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Mutual Funds

We consent to the references to our firm under the headings “Independent Registered Public Accounting Firms” and “Other Service Providers” in the Statement of Additional Information for Voya CBRE Long/Short Fund, a series of Voya Mutual Funds.

/s/ KPMG LLP

Boston, Massachusetts

April 6, 2017